                          EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cyberonics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-163219, 333-125401, 333-108281, 333-56694 and 333-66691) on Forms S-8 of Cyberonics, Inc. of our reports dated June 15, 2012, with respect to the consolidated balance sheets of Cyberonics, Inc. as of April 27, 2012 and April 29, 2011, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the 52 weeks ended April 27, 2012 and April 29, 2011 and the 53 weeks ended April 30, 2010, and the effectiveness of internal control over financial reporting as of April 27, 2012, which reports appear in the April 27, 2012 annual report on Form 10-K of Cyberonics, Inc.

/s/ KPMG LLP

Houston, Texas
June 15, 2012